Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
AtheroNova Inc.
(formerly Trist Holdings, Inc.)

We hereby consent to the inclusion in the foregoing Registration Statement on Form S-1 of our report dated May 17, 2010, relating to the consolidated financial statements of AtheroNova Inc. (formerly Trist Holdings, Inc.) and its subsidiary as of December 31, 2009 and for the years ended December 31, 2009 and 2008 which appear in the AtheroNova Inc. Current Report on Form 8-K filed with the Securities and Exchange Commission on May 20, 2010.  We also consent to the reference to our Firm under the caption “Experts.”

/s/ ANTON & CHIA, LLP

Newport Beach, California
September 8, 2010